Exhibit 99.1
                                  ------------
                                  PRESS RELEASE

SANDOZ
CORPORATE COMMUNICATIONS
KOMMUNIKATION KONZERN                                  SANDOZ
COMMUNICATION DU GROUPE
CH-4002 BASEL/SCHWEIZ
 ...........................                            PRESS RELEASE
PRESS OFFICE
OF THE SANDOZ COMPANIES
 ...........................
PRESSEDIENST                        Current Sandoz and designated Novartis
DER SANDOZ-GESELLSCHAFTEN           Heads of Country Organizations
 ...........................
SERVICE DE PRESSE                   Current Sandoz Corporate Communications and
DES SOCIETES SANDOZ                 designated Novartis Corporate Sector and
 ...........................         Country Organization Communicators
TEL. +41-61-324-9001
FAX  +41-61-324-4884



Sandoz' offer to minority shareholders of SyStemix declined


     Basel, 29 October 1996 -- Sandoz Ltd. today announced that its proposal to acquire all outstanding shares of SyStemix had been declined by the 'independent directors' of SyStemix on behalf of the minority shareholders. Announced on May 23 this year, the offer of USD 17 per share originally represented a premium of 55% over the closing price prior to the offer. SyStemix' shares closed on 28 October at USD 16. Sandoz said it was disappointed by the decision but would study it before taking further action.

     SyStemix, Inc., based in Palo Alto, California, is a biotechnology company specializing in the development of new therapies for major disorders of the blood system based on the use of human hematopoietic stem cells. Collaboration between the two companies began in 1991. In 1992, Sandoz acquired a 60% interest, which it increased in 1995 to 71.6% on a fully diluted basis.

     Headquartered in Basel, Switzerland, Sandoz Ltd. is a global research-based pharmaceuticals and nutrition group, with further activities in crop protection and seeds. In 1995, Sandoz Group sales exceeded CHF 15.2 billion. On 7 March 1996, Sandoz and Ciba-Geigy announced plans to merge and form a new company Novartis. The plan was approved by each company's shareholders on 23 (Sandoz) and 24 (Ciba) April 1996. Approval from the European Commission was granted on 17 July. The merger is still subject to approval by the Federal Trade Commission
(FTC) in the US.

                                            Press Office of the Sandoz Companies


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